Exhibit 99.2

21 February 2013

ANNOUNCEMENT

Diligent Board Member Services, Inc
(Diligent)

On 19 February 2013, Diligent advised the market it was waiting to receive a report from a major accounting firm that may result in the Diligent Board, on review of that report, restating its accounts for the 2012 year and some prior years (Report). The Report was commissioned by the Special Committee of independent directors of Diligent. The Report was not prepared by Diligent's auditors.

The Report relates to the consequences for Diligent's financial statements of Diligent cancelling certain option awards to employees as a result of those options being awarded in excess of caps in Diligent's 2007 Stock Option and Incentive Plan and its 2010 Stock Option and Incentive Plan (Plans).

The Board has now received the Report and is reviewing it with its advisers and auditors. The Report does not make clear recommendations as to any adjustments to be made. Rather the Report raises complex accounting issues for consideration as to how previous years and the current year's accounts may be affected by Diligent having issued options in excess of caps in the Plans to employees and cancelling those options. If a restatement is necessary to reflect these matters, then the Board of Diligent will move to do that.

The Board of Diligent has yet to form a final view as to whether any restatement is required and if so, the extent of that and over what financial years. Diligent will continue to work through the detail of the matters raised in the Report with its advisers and auditors. Diligent will update the market as soon as possible. In the meantime Diligent has applied to NZX for an extension to the trading halt for a further day while it seeks to reach a conclusion.

The Diligent Board is in the process of taking a variety of steps to seek to avoid similar issues occurring in the future. This includes adding additional internal and external resource to its team in relation to compliance matters.

Diligent is working to develop appropriate alternative compensation packages for the affected employees. The alternative remuneration packages are intended to replace and not exceed the value of the options to be cancelled. As was stated in its announcement to the market on 18 January 2013 the Board notes the award of options to the employees (including its chief executive, Mr Sodi) were determined to be reasonable compensation at the time and were an important incentive component of the employees' compensation packages. The Board does not wish to see highly performing employees such as Mr Sodi penalised as a result of technical non-compliance by Diligent in implementing the Plans.

The Board does not consider that these compliance issues, whilst unfortunate, undermine the overall strength of Diligent's business.

Contact Person:	Sonya Joyce, Diligent NZ
Phone:	64 (3) 977 5500

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